Exhibit 99.1

Media contact:
Gina Penzig,
manager, corporate communications
Phone: 785.575.8089
gina.penzig@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 2010 RESULTS

TOPEKA, Kan., Feb. 24, 2011 — Westar Energy, Inc. (NYSE:WR) today announced earnings for 2010 were $203 million, or $1.81 per share, compared with earnings of $174 million, or $1.58 per share for 2009. Earnings for 2009 included a substantial federal tax benefit related to prior period activity from discontinued operations. Setting aside this benefit, 2009 earnings would have been $140 million, or $1.28 per share.

	Twelve Months Ended
	Dec. 31, 2010	Dec. 31, 2009
Basic earnings per share	$1.81	$1.58
Less: adjustment for tax benefits	—	0.30

Earnings per share from continuing operations	$1.81	$1.28

Fourth quarter earnings were $5 million, or $0.04 per share, compared with earnings of $11 million, or $0.10 per share, for the fourth quarter 2009.

Per share results for both fourth quarter and full year 2010 reflect more shares outstanding as a result of the company having issued shares to fund capital investments.

Income from continuing operations for 2010 increased $67 million compared with the same period last year, due principally to higher retail revenues due primarily to a 6 percent increase in kilowatt-hour sales as a result of warmer weather and economic recovery in certain industrial sectors. The higher revenues were offset in part by increased operating, interest and income tax expenses.

Westar Energy announces 2010 results	Page 2 of 4

Earnings Guidance

The company announced earnings guidance for 2011 of $1.65 to $1.80 per share. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at earnings guidance. The summary is located under Supplemental Materials within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, Feb. 25 with the investment community at 10:00 a.m. ET (9:00 a.m. CT). Investors, media and the public may listen to the conference call by dialing 866-770-7129, participant code 88510369. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

This earnings announcement, a package of detailed fourth quarter and year end 2010 financial information, the company’s annual report on Form 10-K for the period ended Dec. 31, 2010 and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 687,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Westar Energy announces 2010 results	Page 3 of 4

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; and (2) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Westar Energy announces 2010 results	Page 4 of 4

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	Change	2010	2009	Change
Retail	$332,524	$316,880	$15,644	$1,538,785	$1,379,981	$158,804
Wholesale	78,804	86,490	(7,686)	334,669	308,269	26,400
Transmission	36,016	31,548	4,468	144,513	132,450	12,063
Other	9,379	5,200	4,179	38,204	37,531	673

Total Revenues	456,723	$440,118	16,605	2,056,171	1,858,231	197,940

Fuel and purchased power	124,568	132,242	(7,674)	583,361	534,864	48,497
Operating and maintenance	150,825	124,658	26,167	520,409	516,930	3,479
Depreciation and amortization	69,982	64,990	4,992	271,937	251,534	20,403
Selling, general and administrative	63,108	56,421	6,687	207,607	199,961	7,646

Total Operating Expenses	408,483	378,311	30,172	1,583,314	1,503,289	80,025

Income from Operations	48,240	61,807	(13,567)	472,857	354,942	117,915

Other (expense) income	(358)	(103)	(255)	(4,260)	2,598	(6,858)
Interest expense	43,080	40,591	2,489	174,941	157,360	17,581
Income tax expense	(1,748)	10,496	(12,244)	85,032	58,850	26,182

Income from Continuing Operations	6,550	10,617	(4,067)	208,624	141,330	67,294

Results of discontinued operations, net of tax	—	767	(767)	—	33,745	(33,745)

Net Income	6,550	11,384	(4,834)	208,624	175,075	33,549
Less: Net income attributable to noncontrolling interests	1,389	—	1,389	4,728	—	4,728

Net income attributable to Westar Energy	5,161	11,384	(6,223)	203,896	175,075	28,821
Preferred dividends	242	242	—	970	970	—

Net Income Attributable to Common Stock	$4,919	$11,142	$(6,223)	$202,926	$174,105	$28,821

Basic Earnings Per Share:
Earnings available from continuing operations	$0.04	$0.09	$(0.05)	$1.81	$1.28	$0.53
Discontinued operations, net of tax	—	0.01	(0.01)	—	0.30	(0.30)

Earnings per common share	$0.04	$0.10	$(0.06)	$1.81	$1.58	$0.23

Average equivalent common shares outstanding	112,348	109,960	2,388	111,629	109,648	1,981

Dividends declared per share	$0.31	$0.30	$0.01	$1.24	$1.20	$0.04